Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman 212.477.8438 / 212.477.8261 lberman@igbir.com

Compass Diversified Holdings Reports Fourth Quarter and
Full Year 2015 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $16.1 Million for Fourth Quarter Ended December 31, 2015 and $82.4 Million for Full Year 2015

Westport, Conn., February 29, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $16.1 million for the fourth quarter of 2015 and $82.4 million for the full year 2015;

•	Reported net loss of $1.5 million for the fourth quarter of 2015 and net income of $165.8 million for the full year 2015;

•	Paid a fourth quarter 2015 cash distribution of $0.36 per share in January 2016, bringing cumulative distributions paid to $13.1952 per share since CODI’s IPO in May of 2006; and

•	Completed the add-on acquisition of Hemp Oil Canada, Inc. (“HOCI”) by the Company’s subsidiary Fresh Hemp Foods Ltd. (“Manitoba Harvest”).

“We generated solid operating results for the fourth quarter 2015 and achieved a 42% increase in Cash Flow for the full-year 2015,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “Our fourth quarter performance reflects the continued strength of our middle market niche industrial and branded consumer businesses, including robust cash flow contributions from Clean Earth, Sterno Products, Liberty Safe and Ergobaby.”

Mr. Offenberg added, “Reinvesting in the growth of our subsidiaries remains a core part of our strategy and we are pleased to have completed an accretive add-on acquisition for our Manitoba Harvest subsidiary in the fourth quarter, which will further drive the Company’s already strong growth trajectory. In addition, we completed an add-on acquisition at Sterno Products subsequent to year end. We also completed the sale of American Furniture, realizing approximately $23.5 million of proceeds from the sale. Going forward, our emphasis remains on identifying attractive platform and add-on acquisition opportunities in leading niche businesses, as we seek to further grow our cash flows and provide attractive cash distributions to our shareholders.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $16.1 million for the quarter ended December 31, 2015, as compared to $17.5 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended December 31, 2015 and December 31, 2014 were 54.3 million and 51.4 million, respectively.

Cash Flow for the fourth quarter of 2015 reflects year-over-year growth in the Company’s Clean Earth, Liberty Safe, Ergobaby, Sterno Products and Arnold Magnetic businesses, partially offset by a decline at the Company’s Tridien and Advanced Circuits businesses. Cash flow for the fourth quarter of 2015 included contributions from HOCI from the date of acquisition.

For the year ended December 31, 2015, CODI reported Cash Flow of $82.4 million, as compared to $58.0 million for the year ended December 31, 2014. CODI's weighted average number of shares outstanding for the twelve month period ended December 31, 2015 was approximately 54.3 million as compared to approximately 49.1 million for the twelve month period ended December 31, 2014.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled approximately $480 million since going public in 2006.

Net loss for the quarter ended December 31, 2015 was $1.5 million, as compared to net income of $8.9 million for the quarter ended December 31, 2014. During the fourth quarter of 2015, CODI reduced the previously recorded gain on the sale of CamelBak by $1.3 million as a result of a working capital adjustment. In addition, during the fourth quarter of 2015, CODI’s equity method investment in Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF) decreased $5.0 million. During the fourth quarter of 2014, CODI’s equity method investment in FOX increased $11.0 million.

For the year ended December 31, 2015, CODI reported net income of $165.8 million, primarily as a result of the gain on the sale of CamelBak. This compared to net income of $291.2 million for the year ended December 31, 2014, which included a one-time accounting gain of approximately $264.3 million as a result of the deconsolidation of FOX, and results from FOX until its deconsolidation in July 2014.

Liquidity and Capital Resources
As of December 31, 2015, CODI had approximately $85.9 million in cash and cash equivalents, $320 million outstanding on its term loan facility and no outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of approximately $396 million at December 31, 2015 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $249.7 million at December 31, 2015.

Fourth Quarter 2015 Distribution
On January 7, 2016, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 28, 2016 to all holders of record as of January 21, 2016. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $13.1952 per share.

Conference Call
Management will host a conference call on Tuesday, March 1, 2016 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 47935087. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 9, 2016. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 47935087.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer industries (Sterno Products).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
(in thousands)
Assets
Current assets
Cash and cash equivalents	$85,869	$21,946
Accounts receivable, net	114,320	118,852
Inventories	68,371	58,308
Prepaid expenses and other current assets	22,803	23,357
Current assets of discontinued operations	—	98,336
Total current assets	291,363	320,799
Property, plant and equipment, net	118,050	106,981
Equity method investment	249,747	245,214
Goodwill and intangible assets, net	751,892	677,725
Other non-current assets	14,593	16,884
Non-current assets of discontinued operations	—	179,827
Total assets	$1,425,645	$1,547,430

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$98,362	$101,229
Due to related party	5,863	6,068
Current portion, long-term debt	3,250	3,250
Other current liabilities	9,004	6,311
Current liabilities of discontinued operations	—	24,373
Total current liabilities	116,479	141,231
Deferred income taxes	103,745	91,616
Long-term debt	313,242	485,547
Other non-current liabilities	18,960	14,039
Non-current liabilities of discontinued operations	—	6,663
Total liabilities	552,426	739,096
Stockholders' equity
Total stockholders' equity attributable to Holdings	826,084	767,431
Noncontrolling interests of continuing operations	47,135	25,711
Noncontrolling interests of discontinued operations	—	15,192
Total stockholders' equity	873,219	808,334
Total liabilities and stockholders’ equity	$1,425,645	$1,547,430

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net sales	$218,086	$194,644	$805,384	$703,929
Cost of sales	148,979	139,701	551,511	484,749
Gross profit	69,107	54,943	253,873	219,180
Operating expenses:
Selling, general and administrative expense	41,011	36,797	146,957	138,032
Management fees	6,148	6,963	26,008	22,222
Amortization expense	7,752	9,620	30,529	24,842
Impairment expense	—	—	9,165	—
Operating income	14,196	1,563	41,214	34,084
Other income (expense):
Interest expense, net	(1,877)	(10,625)	(25,924)	(27,061)
Gain (loss) on equity method investment	(4,985)	11,029	4,533	11,029
Gain on deconsolidation of subsidiary	—	—	—	264,325
Amortization of debt issuance costs	(561)	(545)	(2,212)	(2,243)
Loss on debt extinguishment	—	—	—	(2,143)
Other expense, net	(1,332)	(417)	(2,315)	(594)
Income from continuing operations before income taxes	5,441	1,005	15,296	277,397
Provision (benefit) for income taxes	5,700	(3,393)	14,974	5,092
Net income (loss) from continuing operations	(259)	4,398	322	272,305
Income from discontinued operations, net of tax	—	4,535	15,650	18,850
Gain (loss) on sale of discontinued operations, net of tax	(1,277)	—	149,798	—
Net income (loss)	(1,536)	8,933	165,770	291,155
Less: Income from continuing operations attributable to noncontrolling interest	681	1,489	3,303	11,853
Less: Income from discontinued operations attributable to noncontrolling interest	—	85	629	467
Net income (loss) attributable to Holdings	$(2,217)	$7,359	$161,838	$278,835

Basic and fully diluted income (loss) per share
Continuing operations	$(0.37)	$0.05	$(0.43)	$5.01
Discontinued operations	(0.02)	0.09	3.04	0.37
	$(0.39)	$0.14	$2.61	$5.38

Basic and fully diluted weighted average number of shares outstanding	54,300	51,430	54,300	49,089

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings Summarized Statement of Cash Flows

	Year ended
(in thousands)	December 31, 2015	December 31, 2014
Net cash provided by operating activities	$84,548	$70,695
Net cash provided by (used in) investing activities	233,880	(424,753)
Net cash (used in) provided by financing activities	(254,357)	265,487
Effect of foreign currency on cash	(1,905)	(955)
Net increase (decrease) in cash and cash equivalents	62,166	(89,526)
Cash and cash equivalents — beginning of period	23,703	113,229
Cash and cash equivalents — end of period	$85,869	$23,703

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$(1,536)	$8,933	$165,770	$291,155
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,329	19,812	63,072	55,696
Impairment expense	—	—	9,165	—
(Gain) loss on sale of businesses, net	1,277	—	(149,798)	—
Amortization of debt issuance costs and original issue discount	729	713	2,883	3,125
Unrealized (gain) loss on derivatives	(2,382)	4,913	5,662	7,722
Loss on debt extinguishment	—	—	—	2,143
Excess tax benefit from subsidiary stock options (1)	—	—	—	(1,662)
Gain (loss) on equity method investment	4,985	(11,029)	(4,533)	(11,029)
Gain on deconsolidation of subsidiary	—	—	—	(264,325)
Noncontrolling stockholders charges	1,110	1,152	3,737	4,744
Other	(290)	1,081	34	1,442
Deferred taxes	732	(6,657)	(3,131)	(8,601)
Changes in operating assets and liabilities	20,123	5,617	(8,313)	(9,715)
Net cash provided by operating activities	38,077	24,535	84,548	70,695
Plus:
Unused fee on revolving credit facility (2)	550	279	1,612	1,914
Excess tax benefit from subsidiary stock options (1)	—	—	—	1,662
Successful acquisition costs	700	2,814	1,826	4,844
Integration services fee (3)	250	1,000	3,500	1,000
Realized loss from foreign currency effect (4)	1,264	—	2,561	—
Changes in operating assets and liabilities	—	—	8,313	9,715
Other	409	—	200	51
Less:
Maintenance capital expenditures (5)	4,509	4,636	18,194	13,637
FOX CAD (6)	—	—	—	15,716
Payment on swap	505	506	2,007	2,008
Changes in operating assets and liabilities	20,123	5,617	—	—
Other	—	399	—	528
Estimated cash flow available for distribution and reinvestment	$16,113	$17,470	$82,359	$57,992
Distribution paid in April 2015/2014			$19,548	$17,388
Distribution paid in July 2015/ 2014			19,548	17,388
Distribution paid in October 2015/2014			19,548	17,388
Distribution paid in January 2016/2015	$19,548	$19,548	19,548	19,548
	$19,548	$19,548	$78,192	$71,712

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.

(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(3)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(4)	Reflects the foreign currency transaction loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(5)	Excludes growth capital expenditures of approximately $0.6 million for the three months ended December 31, 2014, and $1.0 million and $1.6 million for the year ended December 31, 2015 and 2014.

(6)
Represents FOX CAD subsequent to IPO date. For the twelve months ended December 31, 2014, the amount includes approximately $24.2 million of EBITDA, less: $3.8 million of cash taxes, $1.9 million of management fees, $2.4 million of maintenance capital expenditures and $0.4 million of interest expense.